                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY
                                                                  --------------

                   EMPLOYMENT AND NON-COMPETITION AGREEMENT
                   ----------------------------------------
                                Fred C. Schulte


     This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of November 5, 1997, is between Elgin National Industries, Inc., a Delaware corporation, and all related and affiliated entities, successors and assigns now in existence or hereinafter created ("ENI"), and Fred C. Schulte ("Schulte").

     WHEREAS, Schulte is currently employed pursuant to an employment agreement as the Chairman and Chief Executive Officer of ENI;

     WHEREAS, as a result of a recapitalization, ENI will be merged into ENI Holding Corp., ("recapitalization"), and Schulte will be, either directly or through entities controlled by him, one of three partners of SHC Investment Partnership ("Partnership"), which partnership shall, in turn, own the common stock of ENI Holding Corp.; and

     WHEREAS, in connection with the foregoing, ENI wishes to employ Schulte as the Chairman and Chief Executive Officer of ENI, and Schulte wishes to work as the Chairman and Chief Executive Officer of ENI, on the terms set forth below.

     NOW, THEREFORE, it is hereby agreed as follows:

     (S)1.  EMPLOYMENT.  ENI hereby employs Schulte as the Chairman and Chief
            ----------
Executive Officer of ENI and Schulte hereby accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

     (S)2.  DUTIES.  While Schulte is employed by ENI, he shall serve as its
            ------
Chairman and Chief Executive Officer. In such capacity, Schulte shall have such executive responsibilities and duties as are assigned by ENI's Board of Directors (the "Board") as are consistent with his position as Chairman and Chief Executive Officer of ENI. Schulte agrees that, while he is employed by ENI, he shall devote his full time and best efforts to the performance of his duties for ENI. Schulte will have such authority and power as are inherent to the undertakings applicable to his positions and necessary to carry out his responsibilities and the duties required of him hereunder.

     Subject to the foregoing provisions of this Section 2, while Schulte is employed by ENI, Schulte may engage in activities other than those required under this Agreement, such as activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Schulte's duties under this Agreement, or conflict in any material way with the business of ENI.

     Subject to the terms of this Agreement, Schulte shall not be required to perform services under this Agreement during any period that he is Disabled (as defined in Section 6(a)(i)).

     (S)3.  TERM.  The initial term of employment of Schulte hereunder shall be
            ----
a five (5) year period commencing on the date of the closing of the recapitalization and ending five (5) years thereafter (the "Initial Term"), unless earlier terminated pursuant to Section 6. The term of Schulte's employment hereunder shall be automatically renewed for additional successive one (1) year terms (the Initial Term and each such additional one (1) year terms, hereinafter referred to collectively as, the "Term") unless either party hereto delivers written notice of its intent to terminate Schulte's employment hereunder at least one hundred eighty (180) days prior to the last day of the Term. Such notice from ENI will require the written consent of Common Partners representing at least 66% of the Common Percentage of the Partnership (as such terms are defined in the SHC Partnership Agreement).

     (S)4.  COMPENSATION AND BENEFITS.  In consideration for the services of
            ------------ --- --------
Schulte hereunder, ENI shall compensate Schulte as follows:

     (a)    BASE SALARY. During the Term of the Agreement, ENI shall pay
            ---- ------
Schulte a base salary (the "Base Salary"), which shall be paid periodically in accordance with ENI's then current payroll practices. The Base Salary will be paid at an annual rate of $303,876 until December 31, 1997, and shall be increased at the commencement of each calendar year during the term of Schulte's employment hereunder by the greater of:

            (i)   five percent (5%) of Base Salary for the preceding year, or

            (ii) the percentage increase in the consumers price index for the preceding four (4) calendar quarters for which information has been published by the U.S. Department of Commerce over the comparable prior four
     (4) calendar quarters.

The Base Salary shall be in addition to the other benefits set forth herein.

     (b)    ANNUAL MANAGEMENT INCENTIVE BONUS.  During the Term of this
            ----------------- --------- -----
Agreement, ENI shall pay Schulte each fiscal year a management incentive bonus (the "Incentive Bonus") in accordance with this Section 4(b). For the fiscal years of ENI from 1997 through 2002, Schulte shall be entitled to receive an Incentive Bonus equal to 1.50% of ENI's EBITA (as defined below) for such fiscal year. Ninety percent (90%) of the Incentive Bonus for each fiscal year shall be paid within thirty (30) days after the end of the fiscal year. The remaining amount of the bonus shall be paid upon completion of ENI's audited financial statements for such fiscal year. As used in this Agreement, "EBITA" means, with respect to any fiscal year, the sum of the consolidated net income (or loss) of ENI and its Subsidiaries, if any, for such fiscal year, calculated in accordance with generally accepted accounting principles consistently applied but excluding any extraordinary items of income or loss or proceeds of life insurance, plus all amounts deducted in the computation thereof
                            ----
on account of (A) income taxes, (B) interest expense, (C) amortization, and (D) the amount of any Incentive Bonus paid to Schulte hereunder or any like amount paid to Wayne J. Conner and Charles D. Hall under their respective employment agreements with ENI.

     (c)    INSURANCE; OTHER BENEFITS.  Except as otherwise expressly provided
            ---------  ----- --------
in this Agreement, during the Term of the Agreement Schulte shall be provided with pension benefits, welfare benefits and other fringe benefits, including without limitation, vacations and holidays, to the same extent and on the same terms as those benefits are provided by ENI from time to time to Common Partners in the Partnership of ENI (including spouse and dependent coverage); provided,
                                                                     --------
that Schulte shall, at all times while he is employed by ENI, be provided with a commercially reasonable level of accident, life and health benefit coverage; and, provided further, that, subject to the annual review and approval by Common
     -------- -------
Partners representing at least 66% of the Common Percentages of the Partnership, ENI shall maintain disability income replacement coverage or another acceptable arrangement for Schulte, which will provide replacement of income at a commercially reasonable rate during any period in which Schulte is Disabled if the disability arose during Schulte's employment with ENI.

     (d)    OFFICERS LIABILITY.  ENI shall maintain directors and officers
            -------- ---------
liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and Schulte shall be covered under such insurance to the same extent as the other Common Partners of the Partnership of ENI. Schulte shall be eligible for indemnification by ENI under the terms of its by-laws. ENI agrees that it shall not adopt or modify its by-laws in any respect which could effectively reduce or limit Schulte's rights to such indemnification.

     (S)5.  EXPENSES.  During his employment, Schulte is authorized to incur
            --------
reasonable expenses, chargeable to ENI, in connection with his services and employment hereunder, including expenses for travel, entertainment and similar items. Such expenses shall be reimbursed by ENI in accordance with its practices and policies for the Common Partners in the Partnership.

     (S)6.  TERMINATION.
            -----------

     (a)    REASONS FOR TERMINATION.  Schulte's employment hereunder shall
            ------- --- -----------
commence on the Commencement Date and continue until the expiration of the Term, except that Schulte's employment hereunder shall be terminated upon the occurrence of any of the events set forth below:

            (i)   DEATH OR DISABILITY.  Upon the death of Schulte during the
                  ----- -- ----------
     Term of his employment hereunder or, at the option of ENI, in the event of Schulte's disability, upon thirty (30) days' written notice from ENI. Schulte shall be deemed "Disabled" if an independent medical doctor (selected by ENI's health or disability insurer) certifies that

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     Schulte has for four (4) consecutive months in any twelve (12) month period been disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement. Any refusal by Schulte to submit to a medical examination for the purpose of certifying disability under this Section 6(a)(i) shall be deemed to constitute conclusive evidence of Schulte being Disabled.

            (ii)  FOR CAUSE.  For "Cause" upon written notice by ENI to Schulte,
                  --- -----
     which notice sets forth in reasonable detail the facts and circumstances claimed to constitute "Cause". For purposes of this Agreement, the term "Cause" shall mean (A) with respect to ENI's business, Schulte shall have embezzled or misappropriated funds or other property of ENI or offered, paid, solicited or accepted any unlawful bribe or kickback; or (B) any of the following actions or omissions which has a material adverse effect on
     ENI:

     (w) Schulte shall have committed a willful violation of a fiduciary duty owed by Schulte to ENI.

     (x) the willful and continued failure by Schulte to substantially perform his duties to ENI (other than any such failure resulting from Schulte being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to Schulte by the Board, which demand specifically identifies the manner in which the Board believes that Schulte has not substantially performed his duties; or

     (y) Schulte shall have breached the provisions of paragraph 10 of this Agreement.

     For purposes of this paragraph (ii), no act, or failure to act, on Schulte's part shall be deemed "willful" unless done, or omitted to be done, by Schulte not in good faith and knowing that such act or failure to act was in violation of this Agreement.

            (iii) BREACH BY ENI.  In the event that Schulte (x) provides written
                  ------ -- ---
     notice to ENI of the occurrence of a material breach of this Agreement by ENI, which specifically identifies the manner in which Schulte believes that such material breach has occurred; (y) ENI fails to correct such material breach within thirty (30) days after such notice; and (z) Schulte resigns within the 120-day period following the end of the 30 day period at clause (y) above, then, for purposes of this Agreement, such resignation by Schulte shall be considered to have been involuntary. A material breach of this Agreement by ENI shall include, without limitation:

     (I) assignment by ENI of duties to Schulte that are inconsistent in any substantial respect with the position, authority, or responsibilities associated with the position of Chairman and Chief Executive Officer of ENI;

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     (II)          the failure by ENI to accord to Schulte the title, authority and responsibilities of Chief Executive Officer of ENI;

     (III) the failure of ENI to provide any portion of the compensation or benefits required under the terms of this Agreement within thirty (30) days of the date such compensation is due.

     Notwithstanding any provision of this Section 6(a)(iii) to the contrary, no action or omission taken by ENI with the approval of Schulte as a director of ENI shall constitute a material breach of this Agreement.

            (iv)  OPTIONAL TERMINATION.  On the last day of any Term, in the
                  -------- -----------
     event that either party hereto delivers a notice to the other party to the effect that such party wishes to terminate Schulte's employment hereunder (a "Termination Notice") on or before one hundred eighty (180) days prior to the last day of such Term.

            (v)   SALE OF SHARES.  This Agreement shall automatically terminate
                  --------------
     upon the sale or transfer of Schulte's direct or indirect interest in the common stock of ENI or the equity interest in the Partnership, in either case that is not permitted by the SHC Partnership Agreement.

     (b)    RIGHTS AND REMEDIES ON TERMINATION.  Upon termination, Schulte
            ------ --- -------- -- -----------
shall be entitled to the following payments:

            (i) Upon the termination of Schulte pursuant to this Sections 6(a)(i) or (iii), ENI shall remain obligated to Schulte, or to his estate in the event of his death, during the Initial Term of this Agreement, or the remainder of a successive one (1) year term if the termination occurs during such one year term, for the payments and benefits set forth in Sections 4(a), (b), (c), (d) herein, and for expense reimbursements outstanding at the time of termination.

            (ii) Upon termination of Schulte's employment pursuant to Section 6(a)(ii) or the voluntary resignation of Schulte, ENI shall be obligated to Schulte as follows:

                  (A) payment of any portion of his Base Salary owed with respect to the period prior to his termination,

                  (B) payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to his termination, and payment for any accrued and unused vacation days for such fiscal year, and

                  (C) an "Incentive Bonus" payment equal to the amount of the Incentive Bonus which would have been due to Schulte with respect to such fiscal year but for the termination of his employment multiplied by a fraction the numerator of
            ----------
            which is the number of days elapsed in such fiscal year prior to the termination of employment and the denominator of which is 365. Payment of any prorated Incentive Bonus owed pursuant to this
            Section 6(b)(ii)(C) shall be made as and when the corresponding payments of such Incentive Bonus would have been made to Schulte pursuant to Section 4(b) hereto had Schulte not been terminated.

            (iii) If Schulte's employment is terminated in accordance with
     Section 6(a)(iv) and 6(a)(v), then, in addition to the amounts payable in accordance with Sections 6(b)(i) and 6(b)(ii), and in consideration of Schulte's non-competition obligations set forth in Section 10 hereof, Schulte shall receive from ENI for a period of one (1) year from of the date of his termination, severance payments at a rate equal to his then current Base Salary, in monthly or more frequent installments as is required under Section 4(a). ENI's obligation to make severance payments at the annual rate of Schulte's Base Salary under this Section 6(b)(iii) shall cease as of the date, if any, of a material breach by Schulte of the provisions of Sections 9 or 10 hereof.

            (iv) Schulte shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and ENI shall not be entitled to set off against the amounts payable to Schulte under this Agreement any amounts owed to ENI by Schulte, any amounts earned by Schulte in other employment after termination of his employment with ENI, or any amounts which might have been earned by Schulte in other employment had he sought such other employment.

     Upon termination, Schulte shall not be entitled to severance or other compensation based on termination except as provided in this Agreement.

     (S)7.  GUARANTEED FUNDING.  Within thirty (30) days of the date of this
            ------------------
Agreement, ENI will acquire and maintain during the period Schulte is employed and during any period of disability pursuant to this Agreement and for a period of twelve (12) months following Schulte's voluntary resignation or expiration of the Term of this Agreement or the sale, transfer or assignment of Fern Limited Partnership's interest in the Partnership of his shares not permitted by the SHC Partnership Agreement, whichever occurs first, an insurance policy or policies providing coverage payable to ENI in the event of the death of Schulte ("Insurance Policies"). The terms and issuers of the Insurance Policies shall be subject to the annual review and approval by Common Partners representing at least 66% of the Common Percentage of the Partnership. Subject to such annual review and approval of the Partnership, the Insurance Policies for Schulte shall initially provide $20,000,000 of coverage, and shall thereafter increase each year in an amount equal to the increases in (a) Fern Limited Partnership's Common Percentage in the Partnership, (b) accrued and unpaid dividends on, and liquidation value of Fern Limited Partnership's preferred stock and preferred stock units in ENI and (c) Fern Limited Partnership's Unrealized Preferred Capital Contribution and unpaid Preferred Return (each as defined in the SHC Partnership Agreement). The Company agrees to use the proceeds of such life insurance in accordance with the redemption provisions of the SHC Partnership Agreement, to the extent permitted by the Indenture (defined at Section 12(i)
                                                                -------------
below). The Company agrees to effect the redemption transactions contemplated in the SHC Partnership Agreement, subject to any restrictions in the Indenture.

     (S)8.  INVENTIONS; ASSIGNMENT.  All rights to discoveries, inventions,
            ----------  ----------
improvements and innovations (including all data and records pertaining thereto) related to ENI whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Schulte may discover, invent or originate during the Term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of ENI, which result from work which Schulte may do for or at the request of ENI ("Inventions"), shall be the exclusive property of ENI. Schulte shall promptly disclose all Inventions to ENI, shall execute at the request of any of ENI any assignments or other documents such as ENI may deem necessary to protect or perfect its rights therein, and shall assist ENI, at the expense of ENI, in obtaining, defending and enforcing the rights of any of ENI therein. Schulte hereby appoints ENI as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by any of ENI to protect or perfect its rights to any Inventions.

     (S)9.  CONFIDENTIAL INFORMATION.  Schulte recognizes and acknowledges that
            ------------ -----------
certain assets of ENI, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of ENI. Schulte shall not, during his term of employment and the Period of Restriction as provided in Section 10 hereof, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Schulte of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by ENI or Schulte, Schulte shall deliver to ENI all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

     (S)10. NON-COMPETITION.  Schulte acknowledges that the covenants and
            ---------------
agreements in this Section 10 are in consideration of Schulte's employment with ENI under this Agreement and Schulte's opportunity to increase his direct and indirect shareholdings in ENI as a result of the recapitalization, and are necessary to protect the legitimate interests of ENI, its employees, and the other shareholders of ENI. During the Period of Restriction (as hereinafter defined), Schulte will not (a) engage, directly or indirectly, anywhere in North America, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that is engaged or becomes engaged in a business the Designated Industry (as hereinafter defined), (b) divert to any competitor of ENI, any customer of ENI, or (c) solicit or encourage any officer, key employee or consultant of ENI to leave its employ for alternative employment in the Designated Industry. For purposes of this Section 10, the term "Designated Industry" shall mean any business activity that ENI is conducting at the time of the termination of Schulte's employment with ENI or of which Schulte has or should have knowledge that ENI then proposes to conduct, including but not limited to (i) engineering, procurement and construction management services relating to coal processing facilities, mineral processing facilities or environmental projects to the extent that such services are competitive with any services offered or provided by ENI, (ii) the design or manufacture of machinery and equipment for use in coal processing or the processing of other minerals to the extent that such machinery or equipment would be competitive with any machinery and equipment designed, manufactured or distributed by ENI, and (iii) the design, manufacture or distribution of any industrial threaded fasteners or similar products that are competitive with any products designed, manufactured or distributed by ENI.

     For purposes of this Agreement, the "Period of Restriction" shall be the period commencing on the Commencement Date and ending three (3) years from the last day of the Term of this Agreement.

     If at any time the provisions of this Section 10 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Schulte agrees that this
Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (S)11. TECHNICAL RECORDS.  Immediately upon ENI's request and promptly
            --------- -------
upon termination or resignation of Schulte's employment hereunder, Schulte shall deliver to ENI all memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by Schulte or made available to Schulte during the course of the provision of services under this Agreement, and any copies of abstracts thereof, whether or not of a secret or confidential nature, and all of such memoranda or other documents shall, during and after the termination of Schulte's employment hereunder, be and shall be deemed to be the property of ENI.

     (S)12. GENERAL.
            -------

     (a)    NOTICES.  All notices and other communications hereunder shall be in
            -------
writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 12(a):

     IF TO ENI, TO:

            Elgin National Industries, Inc.
            2001 Butterfield Rd.
            Suite 1020
            Downers Grove, Illinois 60515-1050

     WITH A COPY TO:

            Paul Theiss, Esq.
            Mayer, Brown & Platt
            190 South LaSalle Street
            Chicago, Illinois 60603



     If to Schulte, to:

            Mr. Fred C. Schulte
            c/o Elgin National Industries
            2001 Butterfield Road
            Suite 1020
            Downers Grove, Illinois 60515-1050


     (b)    EQUITABLE REMEDIES.  Each of the parties hereto acknowledges and
            --------- --------
agrees that upon any breach by the other party of its or his obligations hereunder, the non-breaching party will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

     (c)    SEVERABILITY.  If any provision of this Agreement is or becomes
            ------------
invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     (d)    WAIVERS.  No delay or omission by either party hereto in
            -------
exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (e)    COUNTERPARTS.  This Agreement may be executed in multiple
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f)    ASSIGNS.  This Agreement shall be binding upon and inure to the
            -------
benefit of the heirs and successors of each of the parties hereto.

     (g)    ENTIRE AGREEMENT.  This Agreement contains the entire understanding
            ------ ---------
of the parties, supersedes and replaces all prior agreements and understandings relating to the subject matter hereof, including without limitation the employment agreement between Schulte and ENI dated September 24, 1993, and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

     (h)    GOVERNING LAW.  This Agreement and the performance hereof shall be
            --------- ---
construed and governed in accordance with the laws of the State of Delaware.

     (i)    LIMITATION.  Notwithstanding any contrary provision herein, any
            ----------
failure by the Company to make any payment, or incur any cost, to the extent due to restrictions in the Company's Indenture dated November 5, 1997 and governing its 11% Senior Notes due 2007, (the "Indenture"), shall not constitute a breach of or default by the Company under this Agreement.

     (j)    COUNSEL.  Schulte acknowledges that he has been advised to obtain
            -------
separate legal counsel to review this Agreement and advise him regarding the legal consequences of the same. Mayer, Brown & Platt has drafted this Agreement
as counsel for ENI with Schulte's consent.   Although Mayer, Brown & Platt has
represented Schulte previously in other matters, Mayer, Brown & Platt is not acting as attorney for Schulte with respect to this Agreement or the transactions contemplated herein. Mayer, Brown & Platt shall be under no obligation to maintain the confidentiality from ENI of any matter communicated to it by Schulte with respect to this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                              ELGIN NATIONAL INDUSTRIES, INC.



                              By: /s/ Wayne J. Conner
                                  ----------------------------------------------
                              Title: Vice President
                                     -------------------------------------------



                              /s/ Fred C. Schulte
                              --------------------------------------------------
                                  Fred C. Schulte